Exhibit 99.1

Progyny, Inc. Announces Third Quarter 2021 Results

Record Number of New Clients and New Covered Lives Added for 2022

Reports Third Quarter Revenue of $122.3 Million; Expects Full Year 2021 Revenue Growth Between 47% and 49%

Expects Full Year 2022 Revenue Growth of Approximately 50%

David Schlanger to Become Executive Chairman and Pete Anevski Named CEO Effective in 2022

NEW YORK, November 4, 2021 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced its financial results for the three-month period ended September 30, 2021 (“the third quarter of 2021”) as compared to the three-month period ended September 30, 2020 (“the third quarter of 2020” or “the prior year period”).

“Our selling season for 2022 launches is now largely complete, and although we set a high bar for what we wanted to achieve this year, we fully met those expectations, receiving commitments from more than 85 new clients who represent an estimated 1.2 million new covered lives,” said David Schlanger, Chief Executive Officer of Progyny. “Because of our sustained track record of producing industry-leading outcomes and achieving extraordinarily high member satisfaction rates, we believe Progyny has become both the provider of choice and the established industry leader for fertility benefits solutions for many of the most prominent companies in the world, as evidenced by the record results we achieved in the recently concluded selling season.”

“To put our latest selling season into perspective, we added more new clients in one year – and nearly as many new covered lives – as what we had, in aggregate, when we went public just two years ago,” said Pete Anevski, Progyny’s President and Chief Operating Officer.  “We believe this strong result affirms our competitive differentiation as compared to other solutions, while further attesting to our ability to scale our operations and successfully address our market opportunities.”

Financial Highlights

“This quarter, revenue grew by 24%, margins expanded significantly as compared to the prior year period, and we generated a substantial amount of operating cash flow.  As previously disclosed, appointment volumes at the start of the third quarter were modestly lower than historical patterns, which we continue to believe reflected unusual – and temporary – behavior among a small subset of our members,” said Mark Livingston, Progyny’s Chief Financial Officer.  “While this impacted member utilization and revenue for the quarter, utilization improved over the course of the quarter from its low point, although not at the rate that was needed to meet the higher end of the guidance ranges we gave in August.  Importantly, in the fourth quarter, utilization continues to improve to levels that are above where we exited the third quarter.”

3rd Quarter

(unaudited; in thousands, except per share amounts)	3Q 2021	3Q 2020
Revenue	$122,284	$98,928

Gross Profit	$28,492	$20,836
Gross Margin	23.3%	21.1%

Net Income	$16,796	$4,822

Net Income per Diluted Share[1]	$0.17	$0.05
Adjusted EBITDA[2]	$16,479	$10,049
Adjusted EBITDA Margin[2]	13.5%	10.2%

1.

Net income per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options and warrants to purchase common stock, as well as restricted stock units.

2.

Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.  We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Revenue was $122.3 million, a 24% increase as compared to the $98.9 million reported in the third quarter of 2020, primarily as a result of the increase in our number of clients and covered lives.

•	Fertility benefit services revenue was $85.3 million, a 17% increase from the $73.1 million reported in the third quarter of 2020.

•	Pharmacy benefit services revenue was $37.0 million, a 43% increase as compared to the $25.8 million reported in the third quarter of 2020.

Gross profit was $28.5 million, an increase of 37% from the $20.8 million reported in the prior year period, primarily due to the higher revenue.  Gross margin was 23.3%, an increase of 220 basis points from the prior year period due to operating efficiencies in the delivery of our care management services as we continue to grow.

Net income was $16.8 million, or $0.17 income per diluted share, an increase of $12.0 million as compared to the net income of $4.8 million, or $0.05 income per diluted share, reported in the third quarter of 2020.  The higher net income was due to a $7.7 million tax benefit in the current period as well as operating efficiencies realized on our higher revenues throughout the business in the current period.

Adjusted EBITDA was $16.5 million, a 64% increase from the $10.0 million reported in the third quarter of 2020.  Adjusted EBITDA margin was 13.5%, an increase of 330 basis points from the 10.2% Adjusted EBITDA margin in the third quarter of 2020.  The increase in both Adjusted EBITDA and Adjusted EBITDA margin reflects the operating efficiencies realized on our higher revenues.

Please refer to Annex A for a reconciliation of Adjusted EBITDA to net income and the calculation of net income and net income per diluted share.

Cash Flow

Net cash provided by operating activities for the third quarter of 2021 was $24.2 million, compared to net cash provided by operating activities of $15.3 million in the prior year period. Cash flow in the current period returned to normalized levels, as expected, based on the terms of our pharmacy arrangements; additionally, each quarter was impacted by timing items.

Balance Sheet and Financial Position

As of September 30, 2021, the company had total working capital of approximately $150.0 million and no debt.  This included cash and cash equivalents and marketable securities of $114.3 million, reflecting an increase of $20.3 million from the balances as of June 30, 2021.

Key Metrics

The company had 188 clients as of September 30, 2021, as compared to 135 clients as of September 30, 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
ART Cycles*	6,892	5,407	20,790	13,284
Utilization – All Members**	0.51%	0.51%	1.07%	0.92%
Utilization – Female Only**	0.46%	0.44%	0.90%	0.78%
Average Members	2,856,000	2,221,000	2,774,000	2,156,000

*       Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing.

**     Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing.  The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period.  For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period.  Individual periods cannot be combined as member treatments may span multiple periods.

Financial Outlook

While the significant majority of the new clients added in the most recent selling season are expected to go live in early 2022, a small number will go live in the second quarter of 2022. Additionally, some have already launched the benefit and are reflected in the client and covered lives reported as of September 30, 2021. The company anticipates having 265 clients representing an estimated 4 million covered lives by the end of the second quarter of 2022.

“Given the momentum in new sales activity, as well as our near 100% client retention rate, we expect that revenue will grow by approximately 50% in 2022, which is comparable to the rate of growth that we expect to achieve in 2021,” said Mr. Anevski.  “As a reminder, we will be in a position to provide detailed financial guidance when we report our year end results given that the utilization we see in the initial period following a client’s launch has historically provided insight into what we should expect for that client’s full year utilization.”

The company is providing the following financial guidance for both the three-month and full year period ending December 31, 2021.

•	Fourth Quarter of 2021 Outlook:
o	Revenue is projected to be $133.9 million to $140.9 million, reflecting growth of 34% to 41%
o	Net income is projected to be $0.8 million to $3.4 million, or $0.01 to $0.03 per diluted share, on the basis of approximately 102 million assumed weighted-average fully diluted-shares outstanding

o	Adjusted EBITDA[1] is projected to be $16.8 million to $18.3 million

•	Full Year 2021 Outlook:
o	Revenue is expected to be $507.0 million to $514.0 million, reflecting growth of 47% to 49%
o	Net income is projected to be $51.5 million to $54.1 million, or $0.51 to $0.54 per diluted share, on the basis of approximately 101 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $69.0 million to $70.5 million

Leadership and Board Announcements

The company is announcing several transitions on its leadership team that will take effect as of January 1, 2022.  David Schlanger, who has served as Progyny’s CEO for the past 5 years, will transition to the role of Executive Chairman, and Dr. Beth Seidenberg, who is currently the Chairperson, will transition to the role of Lead Independent Director on the company’s board.  Pete Anevski, currently the company’s President and COO, will succeed Mr. Schlanger as Progyny’s CEO and will also join the Board of Directors.  Finally, Michael Sturmer, currently Progyny’s Chief Growth and Strategy Officer, will become President.

“Today’s announcement represents the natural progression in roles and responsibilities for Pete, Michael and me, and in many ways, reflects how we have already been collaborating and working together as leaders of Progyny,” said Mr. Schlanger.  “As we conclude the most successful selling season in Progyny’s history, I believe this is an opportune time to implement this transition, which will ensure seamless continuity in the day-to-day management of the business.

“In becoming Executive Chairman, I will be able to focus on those areas where I can continue to make the most impact to Progyny’s ongoing growth and expansion, such as strategy and new business development, while also providing me with the time and flexibility to pursue some outside personal interests,” continued Mr. Schlanger.  “I look forward to continuing to work closely with Pete, Michael and the rest of the Progyny leadership team.”

“When David and I joined Progyny, we recognized a unique opportunity to disrupt the fertility benefits market while also building a business that would deliver sustainable value for employers, patients and providers through superior clinical outcomes and world-class service and support,” said Mr. Anevski.  “David and I have now worked together for nearly 25 years across multiple companies, and as I prepare to step into an expanded role at Progyny, I look forward to continuing our close partnership during the next chapter of Progyny’s story.

“Though we expect to enter 2022 with our largest-ever base of clients and covered lives, I continue to believe we are in the earliest stages of addressing our significant market opportunities.  As exciting as these past five years have been, I believe we are exceptionally well-positioned for continued strong growth and success, and I couldn’t be more enthusiastic for what the future holds for Progyny, its partners and its stakeholders.”

1.

Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP.  Please see Annex A of this release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income, the most directly comparable financial measure stated in accordance with GAAP for the period presented.

Conference Call Information

Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today to discuss its financial results.  Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484.  Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID.  A replay of the call will be available until November 11, 2021 at 11:59 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484.  A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny

Progyny (Nasdaq: PGNY) is a leading fertility benefits management company in the US. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been recognized for its leadership and growth by CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Financial Times, INC. 5000, and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our positioning to successfully manage the ongoing impact of COVID-19, including variants, and the associated economic uncertainty on our business; the timing of client decisions; our financial outlook for the fourth quarter and full year 2021, including our expected utilization rates and mix; our ability to retain existing clients and acquire new clients; our plans for, and the timing of, leadership and board changes; and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information, including our topline growth and margin expansion.  The words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future,” “project,” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  These risks include, without limitation, risks related to the ongoing impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of fertility procedures and other impacts to the business; failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenues; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy, such as conditions resulting from outbreaks of contagious diseases, including COVID-19 and variants; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network; our relationship with key pharmacy program partners or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company.  For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release.  Our actual future results could differ materially from what we expect.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA margin.

Adjusted EBITDA and Adjusted EBITDA margin are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that Adjusted EBITDA and Adjusted EBITDA margin, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA and Adjusted EBITDA margin are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including other (income) expense, net and interest (income) expense, net; (5) it does not reflect tax payments that may represent a reduction in cash available to us; and (6) it does not include legal fees associated with a vendor arbitration. In addition, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income from continuing operations and other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; other income; interest income, net; provision for income taxes; and legal fees associated with a vendor arbitration. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.  Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:

Investors:	Media:
James Hart	Selena Yang
investors@progyny.com	media@progyny.com

PROGYNY, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$92,224	$70,305
Marketable Securities	22,086	38,994
Accounts receivable, net of $16,130 and $9,502 of allowance at September 30, 2021 and December 31, 2020, respectively	135,181	75,664
Prepaid expenses and other current assets	4,933	5,259
Total current assets	254,424	190,222
Property and equipment, net	4,702	3,400
Operating lease right-of-use assets	8,024	8,668
Goodwill	11,880	11,880
Intangible assets, net	723	1,213
Deferred tax assets	55,828	37,971
Other noncurrent assets	1,101	573
Total assets	$336,682	$253,927
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,425	$43,514
Accrued expenses and other current liabilities	49,059	34,272
Total current liabilities	104,484	77,786
Operating lease noncurrent liabilities	7,647	8,318
Other noncurrent liabilities	438	876
Total liabilities	112,569	86,980
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at September 30, 2021 and December 31, 2020; 90,008,810 and 87,054,329 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	9	9
Additional paid-in capital	242,929	236,139
Treasury stock, at cost, $0.0001 par value; 615,980 shares at September 30, 2021 and December 31, 2020	(1,009)	(1,009)
Accumulated deficit	(17,504)	(68,193)
Accumulated other comprehensive income (loss)	(312)	1
Total stockholders’ equity	224,113	166,947
Total liabilities and stockholders’ equity	$336,682	$253,927

PROGYNY, INC.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$122,284	$98,928	$373,068	$244,557
Cost of services	93,792	78,092	286,048	195,164
Gross profit	28,492	20,836	87,020	49,393
Operating expenses:
Sales and marketing	4,441	3,355	12,483	10,230
General and administrative	14,986	12,653	42,009	31,976
Total operating expenses	19,427	16,008	54,492	42,206
Income from operations	9,065	4,828	32,528	7,187
Other income (expense):
Other income (expense), net	(92)	11	(73)	178
Interest income (expense), net	144	(17)	378	138
Total other income (expense), net	52	(6)	305	316
Income before income taxes	9,117	4,822	32,833	7,503
Benefit (provision) for income taxes	7,679	—	17,856	(116)
Net income	$16,796	$4,822	$50,689	$7,387
Net income per share:
Basic	$0.19	$0.06	$0.57	$0.09
Diluted	$0.17	$0.05	$0.51	$0.07
Weighted-average shares used in computing net income per share:
Basic	89,571,226	86,265,297	88,594,135	85,364,608
Diluted	100,370,331	98,969,588	100,326,221	98,936,489

PROGYNY, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2021	2020
OPERATING ACTIVITIES
Net income	$50,689	$7,387
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit) expense	(17,856)	116
Non-cash interest expense	38	56
Depreciation and amortization	985	1,442
Stock-based compensation expense	18,698	8,661
Bad debt expense	7,221	3,922
Changes in operating assets and liabilities:
Accounts receivable	(66,738)	(34,952)
Prepaid expenses and other current assets	414	3,619
Accounts payable	11,674	23,719
Accrued expenses and other current liabilities	13,089	15,019
Other noncurrent assets and liabilities	(992)	677
Net cash provided by operating activities	17,222	29,666

INVESTING ACTIVITIES
Purchase of property and equipment, net	(1,517)	(940)
Purchase of marketable securities	(90,481)	(64,978)
Sale of marketable securities	107,076	14,000
Net cash provided by (used in) investing activities	15,078	(51,918)

FINANCING ACTIVITIES
Payment of initial public offering costs	—	(892)
Proceeds from exercise of stock options	1,753	2,078
Payment of employee taxes related to equity awards	(13,106)	(6,419)
Proceeds from contributions to employee stock purchase plan	972	1,068
Net cash (used in) financing activities	(10,381)	(4,165)
Net increase (decrease) in cash and cash equivalents	21,919	(26,417)
Cash and cash equivalents, beginning of period	70,305	80,382
Cash and cash equivalents, end of period	$92,224	$53,965

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$262	$33

ANNEX A

PROGYNY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation

The following table provides a reconciliation of Net income to Adjusted EBITDA for each of the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net income	$16,796	$4,822	$50,689	$7,387
Add:
Depreciation and amortization	267	462	985	1,442
Stock‑based compensation expense	7,147	3,071	18,698	8,661
Other (income) expense, net	92	(11)	73	(178)
Interest (income) expense, net	(144)	17	(378)	(138)
(Benefit) provision for income taxes	(7,679)	—	(17,856)	116
Legal fees associated with a vendor arbitration(a)	—	1,688	—	3,232
Adjusted EBITDA	$16,479	$10,049	$52,211	$20,522

Revenue	$122,284	$98,928

Incremental revenue vs. 2020	23,356

Incremental Adjusted EBITDA vs. 2020	6,430

Incremental Adj. EBITDA margin on incremental revenue	27.5%

(a)

We engaged in other activities and transactions that can impact our net income.  In recent periods, these other items included, but were not limited to, legal fees related to an arbitration resulting from our termination of an agreement with a specialty pharmacy vendor and its settlement in the fourth quarter of 2020.

Reconciliation of Non-GAAP Financial Guidance for the Three Months and Year Ending December 31, 2021

	Three Months Ending		Year Ending
	December 31, 2021		December 31, 2021
(in thousands)	Low	High	Low	High

Revenue	$133,932	$140,932	$507,000	$514,000
Net Income	$811	$3,411	$51,500	$54,100
Add:
Depreciation and amortization	415	315	1,400	1,300
Stock-based compensation	12,402	11,902	31,100	30,600
Other (income) expense, net	5	5	(300)	(300)
Provision (benefit) for income taxes	3,156	2,656	(14,700)	(15,200)
Adjusted EBITDA*	$16,789	$18,289	$69,000	$70,500

* All of the numbers in the table above reflect our future outlook as of the date hereof.  Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any discrete income tax items, including the income tax impact related to equity compensation activity.